EXHIBIT 23.2

CONSENT OF GEOLOGIST

I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Cominco Limited’s Annual Report on Form 40-F for the year ended December 31, 2008; (ii) Teck Cominco Limited’s registration statement on Form S-8 (File No. 333-140184); and (iii) the incorporation by reference in registration statements on Form F-9 (File No. 333-147032 and 333-152735), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,
/s/ Paul C. Bankes
Name: Paul C. Bankes Title: P. Geo.

Vancouver, British Columbia, Canada March 20, 2009